UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2006

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2006, in connection with the registrant’s annual meeting of stockholders, the Board of Directors of the registrant (the "Board") granted 1,973 shares of restricted common stock of the registrant to each of the registrant’s directors who was not also employed by the registrant and who continued in office after the meeting (Marilyn A. Alexander, Harold A. Black, David Einhorn, Fredric J. Forster, Donald E. Lange, William J. Popejoy, Michael M. Sachs and Richard A. Zona).

On May 10, 2006, in accordance with the registrant’s stock ownership guidelines for its non-employee directors, the Board granted an additional 345 shares of restricted common stock of the registrant to each of Ms. Alexander and Messrs. Black and Einhorn in lieu of 50% of their annual retainer for service on the Board.

Each restricted stock award was granted under the registrant's 2004 Performance Incentive Plan. Each award of 1,973 shares of restricted common stock of the registrant vests in 1/3 installments on each of the first, second and third anniversaries of the date of grant. Each award of 345 shares of restricted common stock of the registrant vests on the first anniversary of the date of grant. The unvested restricted shares subject to a director’s award are subject to forfeiture if the director’s membership on the Board terminates other than due to the director’s death, disability, or retirement. Dividends are paid on the directors’ restricted shares at the same rate as on all other shares of the registrant’s common stock.

The Compensation Committee of the Board also approved performance-based award grants to certain executives of the Company. Each performance award is denominated in "Performance Units" with each Performance Unit representing the right to receive, following vesting of the award, $100. The number of Performance Units awarded to each of the Company's named executive officers is as follows:

Robert K. Cole, Chairman and Chief Executive Officer, 0 units.
Brad A. Morrice, President and Chief Operating Officer, 5,625 units.
Edward F. Gotschall, Vice Chairman, 0 units.
Patrick J. Flanagan, Executive Vice President, 0 units.
Kevin M. Cloyd, Executive Vice President and President of NC Capital, 2,205 units.

The vesting of the Performance Units is conditioned on the holder's continued employment by the registrant through the end of a three-year performance period ending December 31, 2008 and the achievement of certain performance objectives during such period. The registrant performance measures on which the objectives are based include pre-tax income, pre-tax income growth, return on stockholders’ equity, and total stockholder return. Of the Performance Units awarded to Mr. Morrice, vesting of 100% of the units is based on the total stockholder return measure, with no portion allocated to the other three measures. Of the Performance Units awarded to Mr. Cloyd, vesting of 50% of the units is based on the return on stockholders' equity measure and vesting of the remaining 50% is based on the total stockholder return measure, with no portion allocated to the other two measures. In general, the number of Performance Units that will vest with respect to a particular measure will be determined based on the registrant's actual performance against that measure over the three-year performance period. No Performance Units with respect to a particular measure will vest if certain minimum performance levels are not achieved. In general, no payment will be made with respect to the award if the holder's employment terminates before the date the award would otherwise be paid following the three-year performance period. On May 9, 2006, Messrs. Morrice and Cloyd entered into performance award agreements with the registrant governing these awards.

The foregoing summary of the terms of the Performance Units awarded to Mr. Morrice and Mr. Cloyd is qualified in its entirety by reference to the text of the form of performance award agreement used to evidence such award grants, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Performance Award Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

May 24, 2006	By:	/s/ Robert K. Cole

Name: Robert K. Cole
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Performance Award Agreement.